FOR IMMEDIATE RELEASE

FORWARD REVITALIZES ACQUISITION EFFORTS

Pompano Beach, FL, October 29, 2009 – Forward Industries, Inc. (NASDAQ: FORD), a designer and distributor of custom carrying case solutions, today announced that it has engaged Morgan Joseph & Co. Inc., a leading Global Investment Bank headquartered in New York, on an exclusive basis as its financial advisor to assist it in identifying and evaluating potential targets for acquisition or other business combination.  In the event the Company determines to move forward with a potential transaction, Morgan Joseph may assist in negotiations.  The Company has terminated its previously announced engagement of vFinance Investments, Inc.

Douglas W. Sabra, Forward’s President, commented, “For the past year, we have been intensively working with vFinance in identifying and evaluating prospective targets for acquisition, and we appreciate its efforts on our behalf.  At this time we felt that it was necessary to revitalize our efforts and to canvas a broader range of potential targets.    Morgan Joseph has a reputation for being one of the leading full service investment banks serving the middle market. With a network of offices across the U.S. and affiliations with additional middle market firms globally, we feel that Morgan Joseph brings more resources to the table to facilitate our strategic objectives.”

For its services Morgan Joseph will receive a fixed fee if the Company does not complete an acquisition during the term of the engagement or a specified percentage of the total enterprise value (as defined in the agreement) of the target company if the Company is successful in completing an acquisition.  In addition to other customary terms and conditions of the engagement, Morgan Joseph will also be entitled to its percentage fee if a transaction with an entity introduced to us is consummated within 18 months after termination of the engagement.

There can be no assurance that this engagement will result in the identification of any candidate, or the consummation of any transaction, or the conformance to any specified anticipated structure if a transaction is consummated. The Company does not expect to make further public comment with respect to this announcement unless and until its Board of Directors approves a definitive transaction.

Note Regarding Forward-Looking Statements

In addition to the historical information contained herein, this news release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties. Actual results may differ substantially from those expressed or implied in such forward looking statements due to a number of factors. Such risk factors include but are not limited to those discussed in Part I, Item 2: “Management's Discussion and Analysis of Financial Condition and Results of Operations”, and Part II., Item 1A,  “Risk Factors”, included in our Quarterly Report on Form 10-Q filed August 5, 2009 with the SEC, as well as in “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which factors are incorporated herein by reference.

Such risk factors include, among others:  the duration and severity of current domestic and global economic conditions and their impact on consumer demand and spending and demand for our products; uncertainties in the financial and credit markets; a significant change of the Company’s relationship with one or more of its customers (including changes affecting their businesses), including changes in our OEM distribution channel where our sales are highly concentrated to a small number of customers; the loss of a key salesman who has significant influence on our relationships with certain OEM customer makers of diabetic test kits; our ability to control operating expenses during periods of declining sales and or gross margins; the impact on our business of an acquisition or the failure to make an acquisition; whether our important OEM customers continue to include carry solutions “in box” with their electronic products; whether our important OEM customers elect to offer much lower cost, simplified carry case accessories in box; our success in winning new business from existing and new customers and against competing vendors; levels of demand and pricing generally for electronic devices sold by our customers for which we supply carry solutions; variability in order flow from our OEM customers; the adverse impact on gross margins of reduced prices for our products offered by our OEM customers; obsolescence of inventory, including the impact on inventory allowance arising out of hub agreements we have entered into; developments in the treatment or control of diabetes that may reduce the usage of handheld blood glucose monitors; increased competition in our business; changes in, governmental regulations.

About Forward Industries

Forward Industries, Inc. designs and distributes custom carrying case solutions primarily for cellular phones and home medical diagnostic equipment.  The Company sells its products directly to original equipment manufacturers and also markets a line of Carry Solutions under the “Motorola” brand name.  Forward’s products can be viewed online at www.fwdinnovations.com and www.forwardindustries.com.

CONTACT:

Forward Industries, Inc.

Investor Relations

(954) 419-9544